PROSPECTUS SUPPLEMENT (To Prospectus Dated May 8, 2007)	FILED PURSUANT TO RULE 424(B)(5) REGISTRATION NO. 333-142572

$4,000,000,000 3.125% Notes Due 2011
_______________________

Interest payable on January 15 and July 15 of each year, commencing July 15, 2008.

_______________________

The Notes will mature on July 15, 2011. The EIB will not have the right to redeem the Notes before their scheduled maturity.
_______________________

Application has been made for the Notes to be admitted to the official list of and to trading on the Bourse de Luxembourg, which is the regulated market of the Luxembourg Stock Exchange.

_______________________

PRICE OF THE NOTES 99.783% AND ACCRUED INTEREST, IF ANY
_______________________

	Price to Public	Underwriters Discounts and Commissions	Proceeds to the EIB
Per Note	99.783%	0.075%	99.708%
Total	$3,991,320,000	$3,000,000	$3,988,320,000
_______________________

The United States Securities and Exchange Commission, state securities regulators, the Luxembourg Stock Exchange or any foreign governmental agencies have not approved or disapproved these Notes, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Underwriters below expect to deliver the Notes to purchasers in book-entry form only, through The Depository Trust Company (“DTC”), on May 27, 2008.
JPMORGAN	_______________________ MORGAN STANLEY _______________________	UBS INVESTMENT BANK
BNP PARIBAS	CREDIT SUISSE	MITSUBISHI UFJ SECURITIES INTERNATIONAL PLC

NOMURA SECURITIES	RBC CAPITAL MARKETS

May 19, 2008

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell Notes and making offers to buy Notes only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of the Notes.

The information set forth herein, except the information appearing under the heading “Underwriters”, is stated on the authority of the President of the EIB, acting in his duly authorized official capacity as President.

If we use a capitalized term in this prospectus supplement and do not define the term in this document, it is defined in the accompanying prospectus.

The Notes are offered globally for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make offers. See “Underwriters”.

This prospectus supplement and the accompanying prospectus include particulars given in compliance with the rules governing admission of securities to the official list of and to trading on the Bourse de Luxembourg, which is the regulated market of the Luxembourg Stock Exchange, for the purpose of giving information with regard to the EIB.  This prospectus supplement and the accompanying prospectus do not constitute a “prospectus supplement” or “prospectus”, respectively, within the meaning of the Luxembourg law of July 10, 2005 on securities prospectuses.  The EIB accepts full responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying prospectus and confirms, having made all reasonable inquiries, that to the best of its knowledge and belief there are not other facts the omission of which would make any statement herein or in the prospectus misleading in any material respect.

We cannot guarantee that listing will be obtained on the Luxembourg Stock Exchange. Inquiries regarding our listing status on the Luxembourg Stock Exchange should be directed to our Luxembourg listing agent, The Bank of New York (Luxembourg) S.A., Aerogolf Center, 1A, Hoehenhof, L-1736, Senningerberg.

The distribution of this prospectus supplement and prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriters”.

WHERE YOU CAN FIND MORE INFORMATION

The registration statement, including the attached exhibits and schedules, contains additional relevant information about the Notes. The rules and regulations of the Securities and Exchange Commission, or the Commission, allow us to omit certain information included in the registration statement from this prospectus.

In addition, we file reports and other information with the Commission under the U.S. Securities Exchange Act of 1934, as amended. You may read and copy this information at the following location of the Commission:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. All filings made after December 15, 2002 are also available online through the Commission’s EDGAR electronic filing system.  Access to EDGAR can be found on the Commission’s website, at http://www.sec.gov.

The Commission allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in incorporated documents of a later date.

This prospectus supplement incorporates by reference the documents listed below that the EIB previously filed with the Commission. They contain important information about us. All other documents which the EIB previously filed with the Commission, including those listed under the heading “Where You Can Find More Information” in the accompanying prospectus, have been superseded by these documents.

FILINGS

Annual Reports on Form 18-K	●	For the fiscal year ended December 31, 2006 (File No. 001-05001)
	●	For the fiscal year ended December 31, 2005 (File No. 001-05001)
Amendments on Form 18-K/A	●	Amendment No. 1 to the Annual Report for the fiscal year ended December 31, 2006 on Form 18-K/A dated August 2, 2007 (File No. 001-05001)
	●	Amendment No. 1 to the Annual Report for the fiscal year ended December 31, 2005 on Form 18-K/A dated September 26, 2006 (File No. 001-05001)

The EIB incorporates by reference additional documents that it may file with the Commission between the date of this prospectus supplement and the termination of the offering of the Notes. These documents include periodic reports, such as Annual Reports on Form 18-K and amendments on Form 18-K/A.

You can obtain any of the documents incorporated by reference in this document through us, or from the Commission. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents incorporated by reference in this prospectus supplement, by requesting them in writing or by telephone from us at the following address and telephone number:

Capital Markets Department
European Investment Bank
100, boulevard Konrad Adenauer
L-2950 Luxembourg,
Grand Duchy of Luxembourg
Telephone: (352) 4379-1

If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. This prospectus supplement and the accompanying prospectus will be published on the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

SUMMARY OF THE OFFERING

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement and the prospectus.

Issuer	European Investment Bank.
Securities Offered	$4,000,000,000 principal amount of 3.125% Notes due 2011.
Maturity Date	July 15, 2011.
Interest Payment Dates	January 15 and July 15 of each year, commencing July 15, 2008 (short first coupon for the period from and including May 27, 2008 to but excluding July 15, 2008).
Interest Rate	3.125% per annum.
Redemption	The Notes are not subject to redemption prior to maturity.
Markets	The Notes are offered for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is legal to make such offers. See “Underwriters”.
Listing	Application has been made for the Notes to be admitted to the official list of and to trading on the Bourse de Luxembourg, which is the regulated market of the Luxembourg Stock Exchange.
Form, Registration and Settlement
The Notes will be represented by the Global Note registered in the name of Cede & Co. as nominee for DTC. The Global Note will be deposited with a custodian for DTC. Except as described in this prospectus, beneficial interests in the Global Note will be represented through accounts of financial institutions acting on behalf of the beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the Global Note through DTC, if they are participants in DTC, or indirectly through organizations that are participants in DTC. Owners of beneficial interests in the Global Note will not be entitled to have Notes registered in their names and will not receive or be entitled to receive physical delivery of definitive Notes in bearer form. Initial settlement for the Notes will be made in immediately available funds in dollars. See “Description of Securities—Book-Entry System”.

Withholding Tax
The EIB has been advised that under current United States tax law payments of principal of and interest on the Notes may generally be made by the EIB without withholding or deduction for United States withholding taxes. For further details with respect to this and relevant European tax measures, see under the headings “United States Taxation” and “Directive on Taxation of Savings Income” in the accompanying prospectus.

APPLICATION OF PROCEEDS

The net proceeds of $3,988,320,000 from the sale of the Notes offered hereby will be used in the general operations of the EIB, including disbursements of loans heretofore or hereafter granted by the EIB.

DESCRIPTION OF NOTES

The following description of the particular terms of the Notes offered hereby (referred to in the accompanying prospectus as the “Securities”) supplements, and to the extent, if any, inconsistent therewith replaces, the description of the general terms and provisions to the Securities set forth in the accompanying prospectus to which description reference is hereby made. Such descriptions do not purport to be complete and are qualified in their entirety by reference to the Fiscal Agency Agreement and to the form of Global Note filed by the EIB with the Commission.

General

The 3.125% Notes due 2011, offered hereby (the “Notes”) will be issued under a fiscal agency agreement dated as of June 7, 2001 (the “Fiscal Agency Agreement”, as described in the accompanying prospectus), between the EIB and The Bank of New York, as fiscal agent (the “Fiscal Agent”). Interest will be paid on the Notes at the rate set forth on the cover page of this prospectus supplement and will be payable January 15 and July 15 of each year (each, an “Interest Payment Date”), with the initial payment on July 15, 2008. The Notes will bear interest from May 27, 2008 (short first coupon for the period from and including May 27, 2008 to but excluding July 15, 2008). The Notes are not subject to any sinking fund or to redemption prior to maturity. Registration or transfer of Notes will be effected without charge to the holders thereof.

If an Interest Payment Date or the maturity date is a day on which banking institutions are authorized or obligated by law to close in New York or in a place of payment, then payment of principal or interest need not be made on that Interest Payment Date or the maturity date. The EIB may make the required payment on the next succeeding day that is not a day on which banking institutions are authorized or obligated by law to close in New York or in the place of payment. The payment will be made with the same force and effect as if made on the Interest Payment Date or maturity date and no additional interest shall accrue for the period from the Interest Payment Date or maturity date to the date of actual payment.

Payment of the principal of and interest on the Notes made at the offices of the Fiscal Agent and any paying agent (a “Paying Agent”) shall be subject in all cases to any fiscal or other laws and regulations applicable thereto. Consequently, neither the EIB nor any Paying Agent will make any additional payment in the event of a withholding tax being required in respect of any payment under or in connection with the Notes. Neither the EIB nor any Paying Agent shall be liable to any holders of the Notes or other person for commissions, costs, losses or expenses in relation to or resulting from such payments. In addition to the Notes, the EIB may issue from time to time other series of Securities under the Fiscal Agency Agreement consisting of notes, bonds, debentures or other unsecured evidences of indebtedness.

The Fiscal Agent will be responsible for:

•	maintaining a record of the aggregate holdings of Notes;

•	ensuring that payments of principal and interest in respect of the Notes received by the Fiscal Agent from the EIB are duly credited to the holders of the Notes; and

•	transmitting to the EIB any notices from the holders of the Notes.

The Notes shall be governed by, and interpreted in accordance with, the laws of the State of New York, except with respect to authorization and execution by the EIB which shall be governed by the Statute of the EIB (the “Statute”) set forth in the Protocol annexed to the Treaty of Rome of March 25, 1957 establishing the European Economic Community, as amended and supplemented from time to time (the “Treaty”).

Payment of Principal and Interest

Interest will be payable to the persons in whose names the Notes are registered at the close of business on the date that is ten calendar days prior to each Interest Payment Date. The principal of and interest on the Notes will be paid in such coin or currency of the United States as at the time of payment is legal tender for the payment of public and private debts. The EIB may change or terminate the designation of paying agents from time to time. Payments of principal and interest at such agencies will be subject to applicable laws and regulations, including any withholding or other taxes, and will be effected by check, or, under certain circumstances, by transfer to an existing United States dollar account maintained by such holder with a bank in New York City. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months unadjusted.

The EIB will redeem the Notes on July 15, 2011 at 100% of the principal amount plus accrued but unpaid interest to date.

The Fiscal Agent is not a trustee for the holders of the Notes and does not have the same responsibilities or duties to act for such holders as would a trustee.

The Notes will be sold in denominations of $1,000, $10,000 and $100,000 and integral multiples thereof. As long as the Notes are admitted to the official list of and to trading on the Bourse de Luxembourg, the EIB will maintain a paying and transfer agent in Luxembourg.

Further Issues

The EIB may from time to time, without notice to or the consent of the holders of the Notes, create and issue further notes ranking pari passu with the Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and such further notes shall be consolidated and form a single series with the Notes and shall have the same terms as to status, redemption or otherwise as the Notes.

Notices

All notices will be published in English in London in the Financial Times, in New York in The Wall Street Journal (Eastern Edition) and, so long as any of the Notes are listed on the Luxembourg Stock Exchange and the rules of that Exchange so require, on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If at any time publication in any such newspaper is not practicable, notices will be valid if published in an English language newspaper with general circulation in the respective market regions as determined by the EIB. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once on different dates, on the first date on which publication is made.

Regarding the Fiscal Agent

The Bank of New York will be acting in its capacity as Fiscal Agent through its office located at One Canada Square, London, E14 5AL, United Kingdom.

UNDERWRITERS

Under the terms and subject to the conditions set forth in the underwriting agreement dated May 19, 2008 (the “Underwriting Agreement”), the underwriters named below (the “Underwriters”) have severally agreed to purchase, and the EIB has agreed to sell to them, severally, the respective principal amount of the Notes set forth opposite their respective names below:

Name	Principal Amount of Notes
J.P. Morgan Securities Ltd.	$1,250,000,000
Morgan Stanley & Co. International plc	1,250,000,000
UBS Limited	1,250,000,000
BNP PARIBAS	50,000,000
Credit Suisse Securities (Europe) Limited	50,000,000
Mitsubishi UFJ Securities International plc	50,000,000
Nomura International plc	50,000,000
RBC Capital Markets Corporation	50,000,000
$4,000,000,000

The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all the Notes if any are taken.

The Underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at the public offering price less a concession not in excess of 0.05% of the principal amount of the Notes.

In order to facilitate the offering of the Notes, J.P. Morgan Securities Ltd. (or any person acting for it) as lead stabilization agent (the “Lead Stabilization Agent”) may over-allot the Notes or effect transactions with a view to supporting the market price of the Notes at a level higher than that which might otherwise prevail.  However, there is no assurance that the Lead Stabilization Agent (or any person acting for it) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the Notes and 60 days after the date of allotment of the Notes. Any stabilization action or over-allotment of the Notes must be conducted by the Lead Stabilization Agent (or any person acting for it) in accordance with all applicable laws and rules.

Certain of the Underwriters and their affiliates engage in transactions with, and perform services for, the EIB in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment transactions with the EIB.

The Notes are offered for sale in those jurisdictions in the United States, Canada, Europe, Asia and elsewhere where it is lawful to make such offers.

Each of the Underwriters has represented and agreed that it and each of its affiliates has not and will not offer, sell or deliver any of the Notes directly or indirectly, or distribute this prospectus supplement or the prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the EIB except as set forth in the Underwriting Agreement.

In particular, each Underwriter has represented and agreed that:

(i) it and each of its affiliates has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Notes in circumstances in which section 21(1) of the FSMA does not apply to the EIB;

(ii) it and each of its affiliates has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom;

(iii) the Notes have not been and will not be qualified for sale under the securities laws of Canada or any province or territory thereof;

(iv) it and each of its affiliates has not offered or sold, and will not offer or sell, any Notes, directly or indirectly, in Canada or to, or for the benefit of, any resident thereof, except pursuant to available exemptions from applicable Canadian provincial and territorial laws; and

(v) the Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEL”), and the Notes will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

Expenses associated with this offering are estimated to be $125,000.

The EIB has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended.

It is expected that delivery of the Notes will be made against payment therefor on or about May 27, 2008.  Trades of securities in the secondary markets generally are required to settle in three business days, referred to as T+3, unless the parties to the trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the Notes will not be made on a T+3 basis, investors who wish to trade the Notes before a final settlement will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

RECENT DEVELOPMENTS

On December 13, 2007, the member states of the European Union signed the “Treaty amending the Treaty on European Union and the Treaty establishing the European Community” in Lisbon (the “Reform Treaty”). A protocol annexed to the Reform Treaty amends the Statute of the European Investment Bank and will become effective when the Reform Treaty enters into force in accordance with Article 6 (Final Provisions) of the Reform Treaty.

VALIDITY OF THE NOTES

The validity of the Notes will be passed upon by the EIB, acting through its Legal Department, and by Cravath, Swaine & Moore LLP, London, England, U.S. counsel for the EIB, and for the Underwriters by Sullivan & Cromwell LLP, London, England, U.S. counsel to the Underwriters. In rendering their opinions, Cravath, Swaine & Moore LLP and Sullivan & Cromwell LLP will rely as to matters concerning the Treaty and the Statute upon the opinion of the Legal Department of the EIB. All statements in this prospectus with respect to the Treaty and the Statute have been passed upon by the EIB, acting through its Legal Department.

EXPERTS

The consolidated and unconsolidated financial statements of the European Investment Bank incorporated in the registration statement by reference to the European Investment Bank’s Annual Reports for the years ended December 31, 2005 and 2006, on Form 18-K have been audited by Ernst & Young S.A., independent registered public accounting firm, as set forth in their reports thereon incorporated by reference therein and incorporated herein by reference.  Such consolidated and unconsolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of Ernst & Young S.A. as experts in accounting and auditing.

GENERAL INFORMATION

The following information is required by the rules of the Luxembourg Stock Exchange:

1. The issuance of the Notes was duly authorized by the EIB pursuant to the authorization of its Board of Directors on November 20, 2007 and a decision adopted by its Management Committee on May 16, 2008.

2. The Notes have been accepted for clearance through DTC, the Euroclear Operator and Clearstream, Luxembourg.  The Global Note has been assigned ISIN No. US298785EQ56, CUSIP No. 298785EQ5 and Euroclear and Clearstream Common Code No. 036598492.

3. The EIB will appoint The Bank of New York (Luxembourg) S.A. as Luxembourg Paying Agent and transfer agent with respect to the Notes. A copy of the Fiscal Agency Agreement will be available for inspection at the office of The Bank of New York (Luxembourg) S.A.  In addition, a copy of the current, and any future, annual report of the EIB may be obtained free of charge at the office of The Bank of New York (Luxembourg) S.A.

European Investment Bank

100, boulevard Konrad Adenauer
L-2950 Luxembourg,
Grand Duchy of Luxembourg

Debt Securities

The European Investment Bank from time to time may offer its debt securities consisting of notes and/or bonds denominated in U.S. dollars, in euro, in another currency of any of the member states of the European Community, in Japanese yen, or in other currencies to be determined at the time of sale. The maximum aggregate principal amount of securities that may be issued is $10,000,000,000, treating any offering of securities in a currency or currencies other than the U.S. dollar as the equivalent in U.S. dollars based on the applicable exchange rate at the date of issue.

The securities will be offered from time to time in amounts and at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus. The securities will be unconditional, direct and general obligations of the EIB in accordance with their terms for their payment and performance.

The specific designation, aggregate principal amount and other terms in connection with the offering and sale of each issue of securities will be set forth in a prospectus supplement. You should read this prospectus and the prospectus supplement carefully.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 8, 2007.

References herein to “euro” are to the single currency of the member states of the European Union participating in the third stage of economic and monetary union pursuant to the Treaty as described below under “The European Investment Bank—Introduction”. References herein to “U.S. dollars”, “U.S. $”, “dollar” or “$” are to the lawful currency of the United States.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that the European Investment Bank filed with the Securities and Exchange Commission, or the Commission, under the U.S. Securities Act of 1933, as amended, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $10,000,000,000 or the equivalent of this amount in foreign currencies.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” below.

You should rely only on the information provided in this prospectus and in any prospectus supplement including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any prospectus supplement, is accurate at any date other than the date indicated on the cover page of these documents.

WHERE YOU CAN FIND MORE INFORMATION

The registration statement, including the attached exhibits and schedules, contains additional relevant information about the securities. The rules and regulations of the Commission allow us to omit certain information included in the registration statement from this prospectus.

In addition, we file reports and other information with the Commission under the U.S. Securities Exchange Act of 1934, as amended. You may read and copy this information at the following location of the Commission:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. All filings made after December 15, 2002 are also available online through the SEC’s EDGAR electronic filing system.  Access to EDGAR can be found on the SEC’s website, at http://www.sec.gov.

The Commission allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document.

This prospectus incorporates by reference the documents listed below that the EIB previously filed with the Commission. They contain important information about us.

SEC Filings
Annual Reports on Form 18-K	●	For the fiscal year ended December 31, 2005 (File No. 001-05001)
	●	For the fiscal year ended December 31, 2004 (File No. 001-05001)

Amendments on Form 18-K/A	●	Amendment No. 1 to the Annual Report for the fiscal year ended December 31, 2005 on Form 18-K/A dated September 26, 2006 (File No. 001-05001)
	●	Amendment No. 1 to the Annual Report for the fiscal year ended December 31, 2004 on Form 18-K/A dated October 11, 2005 (File No. 001-05001)

The EIB incorporates by reference any additional document that it may file with the Commission between the date of this prospectus and the termination of the offering of the Securities. These documents include periodic reports, such as Annual Reports on Form 18-K and amendments on Form 18-K/A.

You can obtain any of the documents incorporated by reference in this document through us, or from the Commission. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents incorporated by reference in this prospectus, by requesting them in writing or by telephone from us at the following address and telephone number:

Capital Markets Department
European Investment Bank
100, boulevard Konrad Adenauer
L-2950 Luxembourg,
Grand Duchy of Luxembourg
Telephone: (352) 4379-1

If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

THE EUROPEAN INVESTMENT BANK

Introduction

The European Investment Bank is an autonomous public institution established by the Treaty of Rome of March 25, 1957 establishing the European Economic Community, as amended and supplemented from time to time (the “Treaty”). The EIB’s capital is subscribed by the member states of the European Union. The EIB has never defaulted on the payment of principal of or interest on any security issued by it. The EIB grants loans and guarantees to finance investment projects, utilizing its own capital resources and borrowings on capital markets. The EIB is situated at 100, boulevard Konrad Adenauer, L-2950 Luxembourg, Grand Duchy of Luxembourg.

Mission

Under the Treaty, the purpose of the EIB is to contribute to the balanced and steady development of a common market among member states. To that end, operating on a non-profit-making basis, the EIB is required by the Treaty to grant loans and give guarantees for projects which develop the less-developed regions of the EU and, where the projects are of such size or nature that they cannot be entirely financed from resources available in the individual member states, for projects which modernize or develop undertakings or develop new activities, or which are of common interest to several member states. In addition, the EIB grants loans and gives guarantees for projects outside the EU, generally within the framework of agreements between the EU and non-member states.

Constitution and Membership

The EIB is separate from the EU institutions and it has its own governing bodies, sources of revenues and financial operations and is solely responsible for its indebtedness. The EIB is governed by the provisions of the Treaty, the Statute of the EIB, as amended, which is annexed as a protocol to the Treaty (the “Statute”), and the Protocol on the Privileges and Immunities of the European Communities.  The Treaty provides that the main objective of the EIB is to contribute, mainly by having recourse to the capital markets, to the balanced and steady development of the EU.  In furtherance of such objective, the Treaty gives the EIB authority, operating on a non-profit-making basis, to grant loans and give guarantees to facilitate the financing of various projects in all sectors of the economy.  The Statute sets forth the objectives, structure, capital, membership, financial resources, means of intervention and auditing arrangements of the EIB.  A Protocol gives the EIB a range of privileges and immunities considered necessary for the performance by the EIB of its tasks and other functions.

On October 29, 2004 the member states of the European Union signed the “Treaty establishing a Constitution for Europe” in Rome (the “Constitution Treaty”). The fifth Protocol on the Statute of the European Investment Bank, as amended by the treaty of accession between the member states of the European Union and the Republic of Bulgaria and Romania dated April 25, 2005 (the “2005 Accession Treaty”), contains a revised Statute of EIB, which will become effective when the Constitution Treaty enters into force in accordance with Article IV-447 of the Constitution Treaty.

On accession of the Republic of Bulgaria and Romania, the Statute of the EIB was amended with respect to capital and governance in accordance with the 2005 Accession Treaty.

The members of the EIB are the 27 member states of the EU and the following table sets out the share of each member state in the subscribed capital of the EIB at January 1, 2007.

Country	EUR
Germany	26,649,532,500
France	26,649,532,500
Italy	26,649,532,500
United Kingdom	26,649,532,500
Spain	15,989,719,500
Belgium	7,387,065,000

Country	EUR
Netherlands	7,387,065,000
Sweden	4,900,585,500
Denmark	3,740,283,000
Austria	3,666,973,500
Poland	3,411,263,500
Finland	2,106,816,000
Greece	2,003,725,500
Portugal	1,291,287,000
Czech Republic	1,258,785,500
Hungary	1,190,868,500
Ireland	935,070,000
Romania	863,514,500
Slovakia	428,490,500
Slovenia	397,815,000
Bulgaria	290,917,500
Lithuania	249,617,500
Luxembourg	187,015,500
Cyprus	183,382,000
Latvia	152,335,000
Estonia	117,640,000
Malta	69,804,000
Total	164,808,169,000

The board of directors of the EIB may require payment of the balance of the subscribed capital, to such extent as may be required by the EIB to meet its obligations towards those who have made loans to it. Each member state shall make this payment in proportion to its share of the subscribed capital in the currencies required by the EIB to meet these obligations.

Administration

The EIB is directed and managed by a board of governors, a board of directors and a management committee. The board of governors consists of government ministers, usually ministers of finance, appointed by the member states.  The  board of governors  lays down general directives on the credit policy of the EIB and ensures that such directives are implemented. In addition, the board of governors decides on increases in the subscribed capital and the EIB’s participation in financing operations outside the EU.  Decisions of the board of governors are based on a voting regime ranging from simple majority (representing at least 50% of the subscribed capital) to unanimity.

The board of directors is composed of 28 directors and 18 alternate directors, each appointed by the board of governors on nomination by the member states and the Commission of the European Union.  There are also six non-voting experts co-opted to the board of directors.  Functions of the board of directors include, but are not limited to, the following: (a) taking decisions in respect of the granting of loans, guarantees and borrowings (b) approving the criteria for the fixing of interest rates and (c) ensuring that the EIB is managed in accordance with the provisions of the Treaty and the Statute and the general directives laid down by the board of governors.  Decisions of the board of directors are based on a voting regime ranging from one third of its members (representing at least 50% of the subscribed capital) to unanimity.

The management committee consists of the president and vice-presidents appointed for a period of six years by the board of governors on a proposal from the board of directors.  The management committee as the executive body of the EIB is responsible for the day-to-day business of the EIB. The management committee prepares the decisions of the board of directors, in particular, the decisions on the granting of loans and guarantees, and it ensures that such decisions are implemented.

Legal Status

The EIB has a legal personality and possesses in each member state the most extensive legal capacity accorded to legal persons under the laws of each such member state. It may acquire and transfer property and sue and be sued in its own name.

The EIB and its assets, revenue and other property are exempt from all direct taxes of the member states. The EIB is also exempt from any fiscal charges in respect of increases in its subscribed capital or paid-in capital and from any related formalities in the member state in which the EIB has its seat. The activities of the EIB carried out under the terms of the Statute may not be the subject of any turnover tax in the member states.

The Treaty provides that the Court of Justice of the European Communities (the “Court of Justice”), has exclusive jurisdiction in certain cases involving the fulfillment by member states of their obligations under the Statute and the lawfulness of measures adopted by the board of governors and the EIB’s board of directors. Subject to the foregoing exclusive jurisdiction of the Court of Justice, any litigation between the EIB and its creditors or debtors, including claims based on guarantees made by member states, may be determined by competent national courts. The property and assets of the EIB within the member states are not, except by judicial decision and with the authorization of the Court of Justice, subject to attachment or to seizure by way of execution.

EIB Lending Activities

In support of the objectives of the EU, the EIB finances projects carried out by public or private undertakings in the areas of transport, telecommunications, urban, health and education infrastructure; natural and urban environment; human capital; energy; and information technology.  Furthermore, EIB provides intermediated loans to small and medium sized entities.  The EIB finances projects in both EU member states and non-member states.

To be eligible for EIB financing, each project has to contribute to EU economic policy objectives.  The EIB carries out a detailed appraisal, which includes a review of the technical, environmental, economic, financial and legal aspects of each project.  Following the detailed appraisal, the EIB forms an opinion on the basis of available data and documents as to whether or not the EIB will provide any financing for the reviewed project.

The EIB grants loans and gives guarantees for projects outside the EU, generally within the framework of agreements between the EU and non-member states either in bilateral or multilateral form.  The following are examples of EIB lending activities in non-EU countries:

●
The EIB’s operations in the Mediterranean partner countries have been brought together under the Facility for Euro-Mediterranean Investment and Partnership (FEMIP) since October 2002.  FEMIP aims to help the Mediterranean partner countries to meet the challenges of economic and social modernisation and enhanced regional integration.

●	The EIB’s lending in ALA (Asia and Latin America) is supported by decisions of the European Union. The EIB finances projects in countries that are signatories to cooperation agreements with the EU.

In FEMIP and ALA operations, the EIB own resources loans are guaranteed in last resort by the EU.

●
The EIB operates in several ACP (African, Caribbean and Pacific) countries.  The ACP countries have established a special relationship with the EU through successive Conventions.  The latest such Convention is the 2000 Cotonou Agreement (as amended), under which the EIB provides financing to projects, under the guarantee of the member states.

EIB Funding

The EIB is financially independent. It operates on a broadly self-financing basis, raising resources through bond issues and other debt instruments in international and domestic debt markets.  In addition to the large benchmark/reference bonds, the EIB offers public bonds and private placements of smaller size, which seek to meet specific investor requirements as to maturities, currencies, interest rate and other similar terms. These issues cover a variety of debt products from fixed rate bonds with redemption at final maturity (so called plain vanilla bonds) to highly structured securities adapted to the very specific needs of particular investors.

USE OF PROCEEDS

The net proceeds to the EIB from the sale of the securities offered hereby will be used in the general operations of the EIB, including disbursements of loans granted by the EIB prior to or after the date of this prospectus. Neither the particular projects for which, or borrowers to which, loans will be made nor the countries in which such projects will be located have been identified.

DESCRIPTION OF SECURITIES

The following is a brief summary of the terms and conditions of the securities and the fiscal agency agreement with respect thereto. Copies of the forms of securities and the forms of fiscal agency agreement are filed as exhibits to the registration statement of which this prospectus constitutes a part. For a complete description of the securities, you should read the exhibits that are referred to.

General

The securities may be issued in one or more series as may be authorized from time to time by the EIB. Reference is made to the applicable prospectus supplement for the following terms of securities offered thereby:

(i)  the designation, aggregate principal amount and currency, any limit on such principal amount and authorized denominations;

(ii)  the percentage of their principal amount at which such securities will be issued;

(iii)  the maturity date;

(iv)  the interest rate or method of determining the interest rate, if any;

(v)  the interest payment dates, if any, and the dates from which interest accrues;

(vi)  any index, price or formula to be used for determining the amount of any payment of principal, premium or interest;

(vii)  any optional or mandatory redemption terms or purchase, repurchase or sinking fund provisions;

(viii)  whether such securities will be in bearer form, which may or may not be registrable as to principal, with interest coupons, if any, or in fully registered form, or both, and restrictions on the exchange of one form for another;

(ix)  the record date;

(x)  governing law of the securities;

(xi)  if the securities can be redenominated into euro at the option of the EIB; and

(xii)  other specific provisions.

There will be a fiscal agent or agents for the EIB in connection with the securities whose duties will be governed by the fiscal agency agreement. The EIB may replace the fiscal agent and may appoint different fiscal agents for different series of securities. The identity of the fiscal agent for each series of securities will be set forth in the applicable prospectus supplement. The EIB may maintain deposit accounts and conduct other banking transactions in the ordinary course of business with the fiscal agent. The fiscal agent is the agent of the EIB, is not a trustee for the holders of the securities and does not have the same responsibilities or duties to act for such holders as would a trustee.

Any monies paid by the EIB to the fiscal agent or any paying agent identified in a prospectus supplement for the payment of the principal of (or premium, if any, on) or interest, respectively, on any securities that remain unclaimed at the end of ten years or five years, respectively, after such principal (or premium, if any) or interest shall have become due and payable (whether at maturity, upon call for redemption or otherwise) shall then be repaid to the EIB upon its written request. Upon such repayment all liability of the fiscal agent and any paying agent with respect to such monies shall cease. Any obligation the EIB may have to pay the principal of (or premium, if any, on) such securities shall terminate at the end of ten years after such principal or premium shall have become due and payable. Any obligation the EIB may have to pay any interest on such securities shall terminate at the end of five years after such interest shall have become due and payable.

Securities may be issued as discounted securities, which bear no interest or bear interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their stated principal amount. Special considerations applicable to any discounted securities will be described in the related prospectus supplement.

Principal of, and premium, if any, on, and interest on the securities will be payable at such place or places and in such currency or currencies as are designated by the EIB and set forth in the applicable prospectus supplement. Interest on fully registered securities will be paid by check mailed to the persons in whose names securities are registered at the close of business on the record dates designated in the applicable prospectus supplement at each such person’s address appearing on the register of securities.

Rank of Securities

The securities will be unconditional, direct and general obligations of the EIB in accordance with their terms for their payment and performance. The securities will rank pari passu with any present or future indebtedness of the EIB represented by any unsubordinated notes, bonds or other securities, except indebtedness:

(i)  incurred for all or part of the purchase price of property purchased by the EIB; and

(ii)  secured by any mortgage, pledge or other security interest on such property but otherwise ranking pari passu with the securities.

If the EIB secures any such present or future indebtedness by any mortgage, pledge or other security interest on any of its present or future assets or revenues, other than mortgages, pledges or security interests on property purchased by the EIB as security for all or part of the purchase price, the securities will be secured by such mortgage, pledge or other security interest equally and ratably with such indebtedness. The instrument creating such mortgage, pledge or other security interest will expressly provide that it secures the securities.

Default, Acceleration of Maturity

The principal of all the securities of a series then outstanding (if not already due) may be declared to be due and payable immediately by written notice given to the EIB and the fiscal agent by the holders of not less than a majority in principal amount of all the securities of such series at the time outstanding, if:

(i)  the EIB shall default in any payment of the principal of (or the premium, if any, on) or interest on any of the securities of a series and such default shall not be cured by payment thereof within 30 days, or

(ii)  the EIB shall default in the performance of any other covenant under the securities of a series and such default shall continue for a period of 90 days after written notice thereof shall have been given to the EIB and the fiscal agent by the holders of not less than 25% in principal amount of all the securities of such series at the time outstanding, or

(iii)  a default, as defined in any instrument evidencing, securing or protecting any indebtedness of the EIB, now or hereafter outstanding and maturing more than one year from the date of its creation, shall happen and the maturity of such indebtedness shall have been accelerated so that the same shall have become due and payable prior to the date on which the same would otherwise have become due and payable and such acceleration shall not have been rescinded or annulled.

The holders of not less than a majority in principal amount of all the securities of such series then outstanding, by written notice given to the EIB and the fiscal agent, may rescind such declaration, at any time after the principal of all the securities of a series shall have been so declared due and payable if:

(i)  no judgment or decree for the payment of amounts due thereon shall have been entered,

(ii)  all arrears of interest upon all the securities of such series and all other sums due in respect thereof, except any principal payments which shall not have matured by their terms, shall have been duly paid by the EIB, and

(iii)  all other defaults under the securities of such series shall have been made good.

No such rescission shall impair any right consequent on any subsequent default.

Redemption

Except as otherwise provided in the prospectus supplement, if the securities of a series provide for mandatory redemption by the EIB, or redemption at the election of the EIB, such redemption shall be upon not more than 60 nor less than 30 days’ notice. In the event of redemption in part, the securities to be redeemed will be selected by lot by the fiscal agent. Notices to the holders of the securities will be given by delivery to the relevant securities clearing system for communication by each of them to entitled participants. So long as the securities are listed on one or more stock exchanges and the rules of such stock exchange(s) so require, notices shall also be published in such manner as the rules of such stock exchange(s) may require.

Amendments

Upon the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the securities of a series of securities then outstanding or upon the written consent of the holders of not less than such percentage (or of such other percentage as may be set forth in the terms of the securities of such series with respect to the action being taken) at a meeting duly called and held, the EIB may modify, amend or supplement the terms of the securities of such series or, insofar as it affects the securities of such series, the fiscal agency agreement, in any way. Such holders may make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided by the fiscal agency agreement or the securities of such series to be made, given or taken by holders of securities. No such action may, without the consent of the holder of each security of such series affected thereby:

(i)  change the due date for the payment of the principal of (or premium, if any, on) or any installment of interest on any security of such series,

(ii)  reduce the principal amount of any security of such series, the portion of such principal amount which is payable upon acceleration of the maturity of such security, the interest rate thereon or the premium payable upon redemption thereof,

(iii)  change the coin or currency (unless required by law of the jurisdiction which issued such coin or currency) in which or the required places at which payment with respect to interest, premium or principal in respect of the securities of such series is payable,

(iv)  shorten the period during which the EIB is not permitted to redeem the securities of such series, or permit the EIB to reduce the securities of such series if, prior to such action, the EIB is not permitted to do so, or

(v)  reduce the proportion of the principal amount of the securities of such series the vote or consent of the holders of which is necessary to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the securities of such series or to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided thereby to be made, given or taken.

The EIB and the fiscal agent may, without the vote or consent of any holder of securities, amend the fiscal agency agreement or the securities of any series for the purpose of:

(i)  adding to the covenants of the EIB for the benefit of the holders of the securities,

(ii)  surrendering any right or power conferred upon the EIB,

(iii)  securing the securities pursuant to the requirements of the securities or otherwise,

(iv)  curing any ambiguity or curing, correcting or supplementing any defective provision thereof, or

(v)  amending the fiscal agency agreement or the securities of such series in any manner which the EIB and the fiscal agent reasonably determine is not inconsistent with the securities of such series and does not adversely affect the interest of any holder of securities.

In relation to any securities denominated in a currency that becomes the euro (through participation in the third stage of economic and monetary union pursuant to the Treaty), the EIB may:

(i)  redenominate in euro the securities, and

(ii)  consolidate the securities so redenominated,

in accordance with the terms and conditions set out in the relevant prospectus supplement. Consent of the holders of the securities for such redenomination and consolidation is not required.

In summary, the redenomination of the securities includes the following: Conversion into euro will be at the rate for the conversion of such currency into euro pursuant to the Treaty and the relevant European Community decisions or regulations. After such conversion and following rounding(s), the EIB may, at its option, renominalize the securities into integral amounts in euro. In addition, the market conventions applicable to such securities shall be deemed to be amended to comply with any conventions the fiscal agent, in its discretion, shall determine to be then applicable to euro securities.

Furthermore, the EIB may consolidate the securities so redenominated with other securities issued by it that have the same terms and conditions as the securities and that are either originally denominated in euro or redenominated in euro.

Governing Law, Jurisdiction and Consent to Service

The securities will be governed by, and interpreted in accordance with, the laws of the State of New York or the laws of the Grand Duchy of Luxembourg except as to matters relating to the authorization and execution of the securities by the EIB, which shall be governed by the Statute and the Treaty.

The EIB will waive (to the extent permitted by law) irrevocably any immunity from jurisdiction or execution to which it or its property might otherwise be entitled in any action arising out of or based upon the securities of any series which may be duly instituted in any State or Federal court in The City and State of New York by the holder of a security of such series. This waiver shall not extend to actions brought under the U.S. Federal securities laws.

The EIB will appoint the fiscal agent as its authorized agent upon which process may be served in any action arising out of or based upon the securities of any series which may be instituted in any State or Federal court in The City and State of New York by the holder of a security of such series and will accept the jurisdiction of any such court in respect of such action. Such appointment and acceptance of jurisdiction shall not extend to actions brought under the U.S. Federal securities laws. Such appointment shall be irrevocable so long as any of the securities of such series remain outstanding unless and until the appointment of a successor fiscal agent as the EIB’s authorized agent and such successor’s acceptance of such appointment. Notwithstanding the foregoing, the U.S. Foreign Sovereign Immunities Act of 1976 may provide an effective means of service and preclude the assertion of sovereign immunity in actions brought under the U.S. Federal securities laws. With respect to execution, such Act provides that commercial property located in the United States of an agency or instrumentality of a foreign state may be levied upon for the satisfaction of judgments rendered against it by U.S. courts in connection with its commercial activities. However, the property and assets of the EIB within the member states are not subject to attachment or to seizure by way of execution without the authorization of the Court of Justice. Notwithstanding the foregoing, any action based on the securities of any series may be instituted by the holder of a security of such series in any competent court of the jurisdiction in which the EIB has its seat.

Book-Entry System

The securities will be issued in the form of one or more fully registered global certificates, registered in the name of Cede & Co. as nominee for The Depository Trust Company (“DTC”), and/or any other form as identified in the applicable prospectus supplement, (each a “Global Security”).  The Global Securities will be deposited, until all obligations of the EIB under the securities are satisfied, with a custodian for DTC and/or any other depositary or depositaries identified in the applicable prospectus supplement, (each a “Depositary”) which may include Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”).  Beneficial interests in the Global Securities will be represented through accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear, Clearstream and/or any other relevant securities clearing systems.

The EIB anticipates that the following provisions will apply to depositary arrangements.

Upon the issuance of a Global Security, the EIB expects that the applicable Depositary, or its nominee, will credit on its book-entry registration and transfer system the respective principal amounts of the securities represented by such Global Security to the accounts of persons that have accounts with such Depositary or its nominee (“participants”).  The accounts to be credited shall be designated by the underwriters or agents with respect to such securities or by the EIB if such securities are offered and sold directly by the EIB.  Ownership of beneficial interests in such Global Security will be limited to participants or persons that may hold interests through participants. Except as provided below, the securities will not be held in definitive form.  Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and on the records of direct or indirect participants (with respect to interests of persons other than participants). Owners of beneficial interests in a Global Security (other than participants) will not receive written confirmation from the applicable Depositary of their purchases. Each beneficial owner is entitled to receive upon request written confirmation providing details of the transaction as well as periodic statements of its holdings, from the Depositary (if such beneficial owner is a participant) or from the participant through which such beneficial owner entered into the transaction (if such beneficial owner is not a participant).  The laws of some states of the United States require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in a Global Security.

Any payment of principal or interest due on any securities on any interest payment date or at maturity will be made available by the EIB to the fiscal agent or any paying agent on or before such date. On the respective payment date, the fiscal agent and/or any paying agent will make such payments to the Depositary or its nominee, as the case may be, in accordance with arrangements between the fiscal agent and/or any paying agent and such Depositary or its nominee. Such Depositary or its nominee, upon receipt of any payment of principal or interest, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary or its nominee.  Payments by direct or indirect participants to owners of beneficial interests in such Global Security held through such direct or indirect participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such participants. Neither the EIB nor the fiscal agent nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

So long as a Depositary, or its nominee, is the registered owner or holder, as the case may be, of a Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the securities represented by such Global Security for all purposes of the securities.  Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have the securities represented by such Global Security registered in their names and will not receive or be entitled to receive physical delivery of definitive securities in bearer form.  Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the applicable Depositary, or its nominee, and, if such person is not a participant, on the procedures of such direct or indirect participant through which such person owns its interest, to exercise any rights of a holder of securities.

Except as otherwise set forth in the applicable prospectus supplement, a Global Security may not be transferred without the prior written consent of the EIB and except as a whole by the applicable Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or any other nominee of such Depositary, or by such Depositary or any such nominee to another Depositary for such securities or its nominee or to a successor of the Depositary or a nominee of such successor. Securities represented by a Global Security are exchangeable for certificated securities in definitive form (“Certificated Securities”) of like tenor as such securities:

(i)  if the related Depositary notifies the EIB that it is unwilling or unable to continue as Depositary for such Global Security or if at any time such Depositary ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended, at a time when it is required to be so registered, and a replacement Depositary is not appointed,

(ii)  if the EIB in its discretion at any time determines not to have all of the applicable securities represented by such Global Security,

(iii)  if an event of default entitling the holders of the applicable securities to accelerate the maturity thereof has occurred and is continuing, or

(iv)  in such other events as may be specified in a prospectus supplement.

Any security that is exchangeable pursuant to the preceding sentence is exchangeable for Certificated Securities registered in such names as the applicable Depositary shall direct. Certificated Securities may be presented for registration of transfer or exchange at the office of the fiscal agent in such place as is specified in a prospectus supplement. Subject to the foregoing or as otherwise provided herein or in a prospectus supplement, a Global Security is not exchangeable, except for a Global Security or Global Securities of the same tenor and amount to be registered in the name of the Depositary or its nominee.

DTC has informed the EIB that: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934, as amended.  DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic computerized book-entry transfers and pledges between accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

Euroclear and Clearstream have informed the EIB that:  Euroclear and Clearstream each hold securities for their customers and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders. Euroclear and Clearstream provide various services including safekeeping, administration, clearance and settlement, securities lending and borrowing and related services. Euroclear and Clearstream also deal with domestic securities markets in several countries through established depository and custodial relationships.  Euroclear and Clearstream have established an electronic bridge between their two systems across which their respective participants may settle trades with each other. Euroclear and Clearstream are indirect participants in DTC.

        Euroclear and Clearstream participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations. Indirect access to Euroclear and Clearstream is available to other institutions which clear through or maintain a custodial relationship with any other securities intermediary that holds a book-entry interest in the securities through one or more securities intermediaries standing between such other securities intermediary and Euroclear or Clearstream.

The following arrangements will apply to the securities:

Initial settlement for the securities will be made in immediately available funds in the currency in which the securities are denominated (i.e., for value on the date of delivery of the securities). Certain underwriters are prepared to arrange for currency conversions, if necessary, to enable certain investors to make payments in another currency than the currency in which the securities are denominated. See “Currency Conversions and Foreign Exchange Risks”.

Investors electing to hold the securities through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings on the settlement date against payment in same-day funds within DTC.

Investors electing to hold the securities through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds.

Beneficial interests in the Global Securities will be represented, and transfers of such beneficial interests will be effected, through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear or Clearstream. Investors may elect to hold interests in the securities through any of DTC, Euroclear or Clearstream if they are participants of such systems, or indirectly through organizations which are participants in such systems.

All securities will be recorded in a register maintained by the fiscal agent. The fiscal agent will be responsible for (i) maintaining a record of the aggregate holdings of all outstanding securities; (ii) ensuring that payments of principal and interest in respect of the securities received by the fiscal agent from the EIB are duly credited to the holders of the securities; and (iii) transmitting to the EIB any notices from the holders of the securities.

Trading between Euroclear and/or Clearstream Accountholders.  Secondary market sales of book-entry interests in the securities held through Euroclear or Clearstream to purchasers of book-entry interests in the securities through Euroclear or Clearstream will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds.

Trading between DTC Participants.  Secondary market sales of book-entry interests in the securities between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to U.S. corporate debt obligations in DTC’s Same Day Funds Settlement System.

Trading between DTC Participants and Euroclear/Clearstream Accountholders.  Secondary market sales of book-entry interests in the securities between DTC participants on one hand and Euroclear/Clearstream accountholders on the other hand will be conducted in accordance with the rules and procedures established for such sales by DTC, Euroclear and Clearstream, as applicable, and will be settled using the procedures established for such sales by DTC, Euroclear and Clearstream, as applicable.

Although the foregoing sets out the procedures of Euroclear, Clearstream and DTC in order to facilitate the transfers of interests in the securities among participants of DTC, Clearstream and Euroclear, none of Euroclear, Clearstream or DTC is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. None of the EIB, any agent or manager or any affiliate of any of the above, or any person by whom any of the above is controlled for the purposes of the U.S. Securities Act of 1933, as amended, will have any responsibility for the performance by DTC, Euroclear, Clearstream or their respective direct or indirect participants or accountholders or their respective obligations under the rules and procedures governing their operations or for the sufficiency for any purpose of the arrangements described above.

PLAN OF DISTRIBUTION

The EIB may sell securities in any of three ways: (i) through underwriters or dealers, (ii) directly to one or a limited number of institutional purchasers or (iii) through agents. Each prospectus supplement with respect to securities will set forth the terms of the offering of such securities, including the name or names of any underwriters, the price of such securities and the net proceeds to the EIB from such sale, any underwriting discounts or other items constituting underwriters’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

If underwriters are used in the sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. The obligations of the underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Securities may be sold directly by the EIB to one or more institutional purchasers, or through agents designated by the EIB from time to time. Any agent involved in the offer or sale of securities will be named, and any commissions payable by the EIB to such agent will be set forth, in the applicable prospectus supplement. Any such agent will be acting on a best efforts basis for the period of its appointment.

The EIB may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities from the EIB at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. Such contracts will be subject only to those conditions set forth in such prospectus supplement and such prospectus supplement will set forth the commission payable for solicitation of such contracts.

Agents and underwriters may be entitled under agreements entered into with the EIB to indemnification by the EIB against certain civil liabilities, including liabilities under the U.S. Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.  Agents and underwriters may engage in transactions with or perform services for the EIB in the ordinary course of business.

CURRENCY CONVERSIONS AND FOREIGN EXCHANGE RISKS

Currency Conversions

Initial purchasers are required to make payments in the currency in which the securities are denominated. The EIB, through underwriters or dealers, may arrange for currency conversions to enable certain investors to make payments in another currency other than the currency in which the securities are denominated. Each such conversion will be made by such underwriter or dealer on such terms and subject to such conditions, limitations and charges as such underwriter or dealer may from time to time establish in accordance with its regular foreign exchange practices, and subject to applicable laws and regulations.

Non-U.S. Dollars

Investors who hold beneficial interests in the securities, directly or indirectly, through DTC will be paid in U.S. dollars converted from such payments in the currency in which the securities are denominated by the fiscal agent, unless a registered holder, on behalf of any such owner of beneficial interests, elects to receive payments in the currency in which the securities are denominated outside DTC. All costs of conversion, if any, will be borne by holders of beneficial interests in the Global Security receiving U.S. dollar payments by deduction from those payments. The U.S. dollar amount of any payment of principal or interest to be received by such a registered holder not electing to receive payments in the currency in which the securities are denominated, as the case may be, will be based on the fiscal agent’s bid quotation.  The date and the time on which the fiscal agent’s bid quotation is determined may be specified in the prospectus supplement with respect to those securities. If this bid quotation is not available, all such payments will be made in the currency in which the securities are denominated outside DTC. As long as securities continue to be represented by the Global Security, the currency in which the securities are denominated converted into U.S. dollars will be paid to Cede & Co. for payment to participants in DTC (each a “DTC Participant”) in accordance with customary procedures established from time to time by DTC.

An owner of a beneficial interest in the Global Security may receive payment in respect of principal or interest of the securities in the currency in which the securities are denominated, by notifying the DTC Participant through which its beneficial interest in the Global Security is held on or prior to the record date of (i) such investor’s election to receive such payment in the currency in which the securities are denominated and (ii) wire transfer instructions to an account entitled to receive the relevant payment. The DTC Participant must notify DTC of such election and wire transfer instructions within the applicable time frame set by DTC which the DTC Participant must make itself knowledgeable of as it may change from time to time.  DTC will notify the fiscal agent of such election and wire transfer instructions prior to the payment of principal or interest. If complete instructions are received by the DTC Participant and forwarded by the DTC Participant to DTC and by DTC to the fiscal agent within the applicable time frame set by DTC, the investor will receive payment in the currency in which the securities are denominated, outside DTC; otherwise only U.S. dollar payments will be made by the fiscal agent to holders of beneficial interests in the Global Security. All costs of such payment by wire transfer will be borne by registered holders receiving such payments by deduction from such payments.

Investors may be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. For further information as to such consequences, see “—Foreign Exchange Risks” below.

Foreign Exchange Risks

An investment in securities offered from time to time denominated and payable in a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities or maintains its accounts (the “home currency”) may entail significant risks. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the currency in which the securities are denominated (if different than the home currency). Such risks generally depend on events over which the EIB has no control, such as economic and political events and the supply of and demand for the currency in which the securities are denominated and the home currency. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the securities. For additional information regarding exchange rates, see the Notes to the Financial Statements in Exhibit I to the EIB’s Annual Reports on Form 18-K. Depreciation of the currency in which the securities are denominated (if different than the home currency) against the relevant home currency could result in a decrease in the effective yield of such securities below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

UNITED STATES TAXATION

General

This section summarizes the material U.S. tax consequences to holders of a security.  It represents the views of our counsel, Cravath, Swaine & Moore LLP.  However, the discussion is limited in the following ways:

●	The discussion covers you only if you buy your securities in the initial offering at the initial offering price to the public.

●
The discussion does not cover you if you are a U.S. Holder (as defined below) and your functional currency is not the U.S. dollar, if you do not hold your securities as a capital asset (that is, for investment purposes), or if you have a special tax status.

●
The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of the securities.  We suggest that you consult your tax advisor about the consequences of holding securities in your particular situation.

●
The discussion does not cover you if you are a partner in a partnership (or entity treated as a partnership for U.S. tax purposes).  If a partnership holds securities, the tax treatment of a partner will generally depend upon the status of the partners and upon the activities of the partnership.

●	The discussion is based on current law. Changes in the law may change the tax treatment of the securities.

●	The discussion does not cover state, local or foreign law.

●
The discussion does not cover every type of security that we might issue.  If we intend to issue a security of a type not described in this summary, additional tax information will be provided in the applicable prospectus supplement for the security.

●	We have not requested a ruling from the Internal Revenue Service (“IRS”) on the tax consequences of owning the securities. As a result, the IRS could disagree with portions of this discussion.

If you are considering buying securities, we suggest that you consult your tax advisor about the tax consequences of holding the securities in your particular situation.  In addition, with respect to each issue of securities, the following discussion may be supplemented and/or replaced by the description of the material United States federal income tax consequences set forth in the applicable prospectus supplement.

Tax Consequences to U.S. Holders

This section applies to you if you are a “U.S. Holder”.  A “U.S. Holder” is:

●	an individual U.S. citizen or resident alien;

●	a corporation -- or entity taxable as a corporation for U.S. federal income tax purposes -- that was created under U.S. law (federal or state); or

●	an estate or trust whose world-wide income is subject to U.S. federal income tax.

If a partnership holds securities, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.  If you are a partner of a partnership holding securities, we suggest that you consult your tax advisor.

U.S. Dollar Denominated Securities

Interest

●	If you are a cash method taxpayer (including most individual holders), you must report interest in your income as you receive it.

●	If you are an accrual method taxpayer, you must report interest in your income as it accrues.

Sale or Retirement of Securities

●
You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the security.  Your tax basis in the security is your cost, subject to certain adjustments.

●
Your gain or loss will generally be capital gain or loss, and will be long term capital gain or loss if you held the security for more than one year.  For an individual, the maximum tax rate on long term capital gains is currently 15%.

●
If you sell the security between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the security but has not yet been paid by the sale date.  That amount is treated as ordinary interest income and not as sale proceeds.

●
All or part of your gain may be ordinary income rather than capital gain in certain cases.  These cases include sales of short-term securities, securities with market discount, and securities with contingent payments.

Foreign Currency Securities

A “Foreign Currency Security” is a security denominated in a currency other than U.S. dollars.  Special tax rules apply to these securities.

Interest

All holders of Foreign Currency Securities will be taxable on the U.S. dollar value of the foreign currency payable as interest on the securities, whether or not they elect to receive payments in foreign currency.  If you receive interest in the form of U.S. dollars, you will be considered to have received interest in the foreign currency and to have sold that foreign currency for U.S. dollars.  For purposes of this discussion, “spot rate” generally means a currency exchange rate that reflects a market exchange rate available to the public for a foreign currency.

●
If you are a cash method taxpayer (including most individual holders), you will be taxed on the value of the foreign currency when you receive it (if you receive the foreign currency) or when you are deemed to receive it (if you receive U.S. dollars).  The value of the foreign currency will be determined using the “spot rate” in effect at such time.

●
If you are an accrual method taxpayer, you will be taxed on the value of the foreign currency as the interest accrues on the Foreign Currency Securities.  In determining the value of the foreign currency for this purpose, you may use the average foreign currency exchange rate during the relevant interest accrual period (or, if that period spans two taxable years, during the portion of the interest accrual period in the relevant taxable year).  The average rate for an accrual period (or partial period) is the simple average of the spot rates for each business day of such period, or other average exchange rate for the period reasonably derived and consistently applied by you.  When interest is actually paid, you will generally also recognize currency exchange gain or loss, taxable as ordinary income or loss from sources within the United States, equal to the difference between (a) the value of the foreign currency received as interest, as translated into U.S. dollars using the spot rate on the date of receipt, and (b) the U.S. dollar amount previously included in income with respect to such payment.  If you receive interest in the form of U.S. dollars, clause (a) will be calculated on the basis of the value of the foreign currency you would have received instead of the U.S. dollars.  If you do not wish to accrue interest income using the average exchange rate, certain alternative elections may be available.

●
Amounts treated as interest will be income from sources outside the United States for foreign tax credit limitation purposes.  Under the foreign tax credit rules, interest paid in taxable years beginning after December 31, 2006 will, depending on your circumstances, be “passive category” or “general category” income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit.

●
Your tax basis in the foreign currency you receive (or are considered to receive) as interest will be the aggregate amount reported by you as income with respect to the receipt of the foreign currency.  If you receive interest in the form of foreign currency and subsequently sell that foreign currency, or if you are considered to receive foreign currency and that foreign currency is considered to be sold for U.S. dollars on your behalf, additional tax consequences will apply as described in “Sale of Foreign Currency”.

Sale or Retirement of Foreign Currency Securities

On the sale or retirement of your Foreign Currency Securities:

●
If you receive the principal payment on your Foreign Currency Securities in the form of U.S. dollars, you will be considered to have received the principal in the form of foreign currency and to have sold that foreign currency for U.S. dollars.

●
You will have taxable gain or loss equal to the difference between the amount received or deemed received by you and your tax basis in the Foreign Currency Securities.  If you receive (or are considered to receive) foreign currency, that foreign currency is valued for this purpose at the spot rate of the foreign currency.  Your tax basis in the Foreign Currency Securities generally is the U.S. dollar value of the foreign security amount paid for the securities, determined on the date of purchase.

●
Any such gain or loss (except to the extent attributable to foreign currency gain or loss) will be capital gain or loss, and will be long term capital gain or loss if you held the Foreign Currency Securities for more than one year.

●
You will realize foreign currency gain or loss to the extent the U.S. dollar value of the foreign currency paid for the Foreign Currency Securities, based on the spot rate at the time you dispose of the securities, is greater or less than the U.S. dollar value of the foreign currency paid for the securities, based on the spot rate at the time you acquired the securities.  Any resulting currency gain or loss will be ordinary income or loss.  You will only recognize such foreign currency gain or loss to the extent you have gain or loss, respectively, on the overall sale or retirement of the Foreign Currency Securities.

●
If you sell Foreign Currency Securities between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the securities but has not yet been paid by the sale date.  That amount is treated as ordinary interest income and not as sale proceeds.

●
Your tax basis in the foreign currency you receive (or are considered to receive) on sale or retirement of the Foreign Currency Securities will be the value of foreign currency reported by you as received on the sale or retirement of the securities.  If you receive foreign currency on retirement of the securities and subsequently sell that foreign currency, or if you are considered to receive foreign currency on retirement of the securities and that foreign currency is considered to be sold for U.S. dollars on your behalf, or if you sell the securities for foreign currency and subsequently sell that foreign currency, additional tax consequences will apply as described in “Sale of Foreign Currency”.

 Sale of Foreign Currency

●
If you receive (or are considered to receive) foreign currency as principal or interest on a Foreign Currency Security, and you later sell (or are considered to sell) that foreign currency for U.S. dollars, you will have taxable gain or loss equal to the difference between the amount of U.S. dollars received and your tax basis in the foreign currency.  In addition, when you purchase a Foreign Currency Security in a foreign currency, you will have taxable gain or loss if your tax basis in the foreign currency is different from the U.S. dollar value of the foreign currency on the date of purchase.  Any such gain or loss is foreign currency gain or loss taxable as ordinary income or loss.

Information Reporting and Backup Withholding

Under the tax rules concerning information reporting to the IRS:

●
Assuming you hold your securities through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest and retirement proceeds on your securities, unless an exemption applies.

●
Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS.  If you are an individual, this is your social security number.  You are also required to comply with other IRS requirements concerning information reporting.

●
If you are subject to these requirements but do not comply, the intermediary must withhold at a rate that is currently 28% of all amounts payable to you on the securities (including principal payments).  This is called “backup withholding”.  If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

●	All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organisations and individual retirement accounts, are exempt from these requirements.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder.  A “Non-U.S. Holder” is:

●	an individual that is a non-resident alien;

●	a corporation or entity taxable as a corporation for U.S. federal income tax purposes organised or created under non-U.S. law; or

●	an estate or trust that is not taxable in the U.S. on its world-wide income.

The securities and interest thereon will not be exempt from U.S. taxation generally.

Income Taxes

Interest

●
Subject to the discussion of “backup withholding” below, interest on the securities is currently exempt from U.S. Federal income taxes, including withholding taxes, if paid to you whether or not you are engaged in a trade or business in the United States, unless

i.        you are an insurance company carrying on a U.S. insurance business to which the interest is attributable, within the meaning of the U.S. Internal Revenue Code of 1986, as amended; or

ii.         you have an office or other fixed place of business in the United States to which the interest is attributable and the interest is derived in the active conduct of a banking, financing or similar business within the United States.

Sale or Retirement of Securities

●	Subject to the discussion of “backup withholding” below, you will not be subject to U.S. Federal income tax on any gain realized on the sale or exchange of a security, unless

i.        you are an individual, you are present in the U.S. for at least 183 days during the year in which you dispose of the security, and certain other conditions are satisfied; or

ii.        the gain represents accrued interest, in which case the rules for interest would apply; or

iii.        the gain is effectively connected with your conduct of a trade or business in the U.S.

Estate Taxes

●
In the case of a nonresident of the United States who was not a citizen of the United States at the time of death, securities are deemed to be situated outside the United States for purposes of the U.S. Federal estate tax and are not includible in the gross estate for purposes of such tax.

Information Reporting and Backup Withholding

●
A “backup withholding” tax and certain information reporting requirements may apply to payments of principal and interest on the securities made to certain noncorporate holders if such payments are made or are considered made in the United States (including payments on securities made by wire transfer from outside the United States to an account maintained by the holder with the fiscal agent or any paying agent in the United States).

●
If the conditions relating to place of payment are satisfied, Non-U.S. Holders are generally exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from U.S. Federal income tax) but may be required to comply with certification and identification procedures in order to prove their exemption from the requirements.

●
Similar rules requiring reporting and withholding with respect to gross sale proceeds will apply to a non-U.S. person who sells a security through a U.S. branch of a broker and information reporting (but not backup withholding) will apply to a Non-U.S. Holder who sells a security through a broker with certain connections to the United States.

DIRECTIVE ON TAXATION OF SAVINGS INCOME

The member states of the European Union have adopted a directive regarding the taxation of savings income.  Pursuant to the directive, each member state of the European Union is obliged to provide to the tax authorities of any other member state of the European Union details of payments of interest and other similar income made by a person within its jurisdiction to an individual resident in that other member state of the European Union, except that Belgium, Luxembourg and Austria will instead impose a withholding system for a transitional period unless during such period they elect otherwise.  A number of third countries and territories including Switzerland have adopted similar measures to the directive.  Investors should rely on their own analysis of the directive and relevant laws and should take advice from appropriate legal or taxation professionals.

LEGAL OPINIONS

      The validity of each series of securities to be offered will be passed upon by the EIB, acting through its Legal Department, and by Cravath, Swaine & Moore LLP, London, England, U.S. counsel for the EIB, and, if sold to or through underwriters, will be passed upon for such underwriters by Sullivan & Cromwell LLP, London, England, U.S. counsel to such underwriters.  All statements in this prospectus with respect to the Treaty and the Statute have been passed upon by the EIB, acting through its Legal Department, and are included upon the authority of the EIB, acting through its Legal Department.  In rendering their opinions, Cravath, Swaine & Moore LLP and Sullivan & Cromwell LLP will rely as to matters concerning the Treaty and the Statute upon the opinion of the Legal Department of the EIB.

EXPERTS

The consolidated and unconsolidated financial statements of the European Investment Bank incorporated in this prospectus by reference to the European Investment Bank’s Annual Reports for the years ended December 31, 2004 and 2005, on Form 18-K have been audited by Ernst & Young S.A., independent registered public accounting firm, as set forth in their reports thereon incorporated by reference therein and incorporated herein by reference.  Such consolidated and unconsolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of Ernst & Young S.A. as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST THE EIB

The EIB is located in Luxembourg and the President of the EIB and the members of its board of directors, board of governors and management committee, as well as the experts referred to in this prospectus, are in most or all cases non-residents of the United States, and all or a substantial portion of the assets of the EIB and of such other persons may be located outside the United States.  As a result, it may be difficult or impossible for investors to obtain jurisdiction over those persons in proceedings brought in courts in the United States, or to realize in the United States upon judgments of U.S. courts against such persons, including judgments predicated upon civil liabilities under U.S. securities laws.  There may be doubt as to the enforceability in courts outside the United States in original actions of liabilities predicated upon U.S. securities laws and as to the enforceability in such courts of judgments of U.S. courts, including judgments imposing liabilities predicated upon U.S. securities laws.  Such enforceability would also be subject to the Protocol on the Privileges and Immunities of the European Communities.

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

The Authorized Representative of the EIB in the United States is:

John Bruton Head of Delegation of the Delegation of the European Commission to the United States 2300 M Street, N.W. Washington, D.C. 20037

The information set forth herein is stated on the authority of the President of the EIB, in his duly authorized official capacity as President.

EUROPEAN INVESTMENT BANK
By:	/s/ Philippe Maystadt
Philippe Maystadt President

ISSUER

European Investment Bank
100 boulevard Konrad Adenauer
L-2950 Luxembourg

LEGAL ADVISOR TO THE EUROPEAN INVESTMENT BANK

Cravath, Swaine & Moore LLP
CityPoint
One Ropemaker Street
London EC2Y 9HR

LEGAL ADVISOR TO THE UNDERWRITER

Sullivan & Cromwell LLP
A Limited Liability Partnership
1 New Fetter Lane
London EC4A 1AN

FISCAL AGENT, REGISTRAR AND PRINCIPAL PAYING AGENT

The Bank of New York
One Canada Square
London E14 5AL

LUXEMBOURG PAYING AGENT, TRANSFER AGENT AND LISTING AGENT

The Bank of New York (Luxembourg) S.A.
Aerogolf Center, 1A, Hoehenhof
L-1736, Senningerberg